Exhibit 99.1

Agreement for Release of Data

This AGREEMENT FOR RELEASE OF DATA (this “Agreement”), dated June 4, 2010, is between Millennium Research Group, Inc. (“MRG”) and Tornier B.V. (“Tornier”). MRG and Tornier are referred to herein each as a “Party,” and collectively as the “Parties.”

WHEREAS MRG is a leading provider of market and competitive intelligence in the global and medical technology sector, specifically the orthopedic markets in which it conducts market research studies and obtains and analyzes data and creates proprietary data sets related to such markets (such proprietary data sets referred to herein as the “Data”), which it licenses to clients on a confidential basis for internal use only;

WHEREAS Tornier has licensed customized market research studies titled respectively (i) “US Market Opportunities in Orthopedic Extremities 2009,” (ii) “European Markets for Small-Joint Reconstructive Implants 2007,” (iii) “European Markets for Small-Joint Reconstructive Implants 2010 report,” and (iv) “Orthopedic Extremity Market Information for Europe and the Rest of the World” from MRG for Tornier’s internal use and under terms that acknowledge the confidentiality of the Data; and

WHEREAS Tornier wants to disclose and utilize certain portions of the Data in connection with the preparation of its Form S-1 registration statement (the “S-1”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, for its initial public offering;

NOW THEREFORE, having received consideration in the form of the mutual promises set forth herein, the Parties hereby agree to the following:

1.                                      Representations and Warranties; Grant of Permission.

a.              Tornier represents, warrants and covenants that: (i) it has determined that it is necessary for the preparation of its S-1 to submit portions of the Data (namely orthopedic market projections for the Tornier target market and the global orthopedic market from 2009 to 2013); (ii) it will include a statement in any and all response letters to the SEC related to the Data that any information with respect to the Data provided (other than those portions the Data actually set forth in the S-1) is to be treated as confidential under exclusion (b)(4) of the U.S. Freedom of Information Act (“FOIA”); and (iii) it will immediately notify MRG of any requests to access the Data (other than those portions the Data actually set forth in the S-1) under FOIA or otherwise and cooperate with MRG’s requests to oppose any such requests and will act at all times in accordance with MRG’s instructions regarding the treatment of and response to such requests. Tornier shall be responsible for its employees’ and agents’ compliance with this Agreement.

b.              In reliance on these representations and warranties, MRG hereby agrees to allow Tornier to include in its S-1 and file with the SEC certain components of the Data that are in form and substance as set forth in Exhibit A attached hereto, provided that Tornier shall not use the Data (including, without limitation, the data components set forth in Exhibit A) in any other filings with the SEC (or any other governmental agency), except with respect to subsequent amendments to the S-1 and other filings or forms which incorporate the S-1 by reference and do not affect or alter the Data as set forth in Exhibit A, unless, prior to any such filing, Tornier (1) notifies MRG of each such proposed filing, (2) provides MRG with an exact copy of each such filing and (3) allows MRG to review the Data that Tornier proposes to file, and MRG consents in writing, which writing can be made by e-mail, to such proposed usage of Data.. Tornier understands and agrees that MRG will not provide the SEC with any support related to the Data, and that the foregoing permission does not apply to any Data or other MRG data or materials that have not been licensed and paid for by Tornier.

2.             Disclaimer of Warranty and Release of Liability.

a.     MRG MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND CONCERNING THE DATA OR THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, MRG SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

b.     MRG and the Released Parties (defined below) shall have no liability of any kind, whether in contract, tort (including negligence) or otherwise, to Tornier or to any third party arising from or related to Tornier’s submission of the Data to the SEC, or the review or use of the Data by the SEC or by anyone obtaining access to the Data from the SEC or any third party, including without limitation any investment banker or broker. Without limiting the foregoing, Tornier and its parent(s), affiliates, and subsidiaries and its and their directors, officers, employees, partners, attorneys, accountants and agents and each other person controlling Tornier or any of its affiliates or subsidiaries now and forever, release, waive, and discharge MRG and the Released Parties from each and every claim, action or right of any sort, known or unknown, related to or arising out of Tornier’s submission of the Data to the SEC, the review or use of the Data by the SEC or by anyone obtaining access to the Data from the SEC or any third party, including without limitation any investment banker or broker.

c.     As used in this Agreement, the term “Released Parties” refers to MRG, all past, present and future parents, subsidiaries, affiliates, divisions, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other person acting by, through, under or in concert with any of the persons or entities listed in this Paragraph, and their successors.

3.             Indemnification. Tornier shall indemnify, defend and hold MRG and the Released Parties harmless from and against any and all claims, suits, causes of actions, demands, subpoenas, investigations, damages, losses, liabilities, costs and expenses of any kind (including, without limitation, attorneys’ fees, court costs and costs of investigation) (collectively, “Claims”), arising out of or related to Tornier’s submission of the Data to the SEC, or the review or use of the Data by the SEC or by anyone obtaining access to the Data from the SEC or any third party, including without limitation any investment banker or broker. Each party will promptly notify the other party in writing of any Claim, provided that the failure to so notify Tornier will not relieve Tornier from any liability that Tornier may have on account of this indemnity. MRG shall allow Tornier to control the defense or settlement of any

Claim; provided that MRG may, at its option, assume the defense of any such Claim. Such assumption of the defense of a Claim by MRG shall be at MRG’s expense, unless (i) Tornier shall have failed to assume the defense thereof or (ii) the named parties to any such Claim include MRG or other Released Parties and Tornier, and MRG and the other Related Parties shall have been advised in writing by their counsel (and MRG will notify Tornier that MRG has been so advised) that there is a conflict under the ethical rules that prevents joint representation. Tornier further agrees that Tornier will not settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification is available hereunder unless MRG has been given reasonable prior written notice thereof and unless (i) MRG, by name, and the other Released Parties, by description, are included in any release or settlement agreement, (ii) MRG and the other Released Parties are unconditionally released from all Claims asserted or which could have been asserted in such litigation, investigation or proceeding and (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of MRG or the other Released Parties. Without limiting the foregoing and for the purposes of clarity, Tornier agrees that it shall be responsible for all costs and expenses related to MRG’s and the Released Parties responses to any court or governmental requests or subpoenas related to or arising out of Tornier’s submission of the Data to the SEC, or the review or use of the Data by the SEC or by anyone obtaining access to the Data from the SEC or any third party, including without limitation any investment banker or broker. Tornier’s obligations hereunder shall be in addition to any other rights that any Released Party may have at common law or otherwise.

4.             Confidentiality. The Parties agree that the existence and terms of this Agreement shall be confidential and not disclosed to any third party, except as may be required by law.

5.             Other Terms.

a.     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior communications, understandings, and agreements, whether written or oral, relating to the subject matter herein. No modification or claimed waiver of any provision of this Agreement shall be valid except by written amendment signed by the authorized representatives of MRG and Tornier.

b.     Survival. Upon any cancellation, discontinuance or termination of this Agreement, the provisions of Paragraphs 1(a), 2, 3, 4 and 5(g) shall survive and continue in effect.

c.     Authority to Execute and Grant Rights Herein. Each party to this Agreement represents that this Agreement has been executed by a person with the requisite corporate authority to act on its behalf, to grant these rights, and to enter into this Agreement.

d.     Assignment. Tornier shall not assign this Agreement or any obligations under this Agreement, without obtaining MRG’s prior written consent, provided, however, that this Agreement shall pass automatically to any successor entity of Tornier.

e.     Severability; Waiver. The provisions of this Agreement shall be deemed to be severable. In the event that any provision or section of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of the Agreement. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof. No delay or omission in the exercise or enforcement of any right or remedy provided hereunder or by law by either Party shall be construed as a waiver of such right or remedy.

f.                 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one Agreement.

g.              Notice. Notice under this Agreement shall be given to MRG, in writing, by registered or certified mail, addressed to: President, 175 Bloor St. E., South Tower, Suite 701, Toronto, Ontario, Canada M4W 3R8, with a copy to: General Counsel, 260 Charles Street, Waltham MA 02453, and shall be deemed effective upon receipt. Notice shall be given to Tornier in writing, by registered or certified mail, addressed to: Vice President, Global Business and Corporate Development, 7701 France Avenue South, Suite 600, Edina, MN 55435 and shall be deemed effective upon receipt. Either Party may change the address and recipient of such notice upon written notice to the other Party, which shall be deemed effective upon receipt.

h.              Venue and Jurisdiction. The Parties agree that jurisdiction and venue for any disputes between them arising out of this Agreement will lie in New York, and the law applied shall be the internal law of the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

MILLENNIUM RESEARCH GROUP, INC.		TORNIER B.V.

By:	/s/ Aaron Dickson	By:	/s/ Jamal D. Rushdy
Printed name:	Aaron Dickson	Printed name:	Jamal D. Rushdy
Title:	President	Title:	VP, Global Business & Corporate Development

[Signature Page to Agreement for Release of Data]